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                                                                     EXHIBIT 4.4



                             HIGH STREET CORPORATION
                          MANAGEMENT STOCK OPTION PLAN

                ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION.

     1.1 ESTABLISHMENT OF THE PLAN. High Street Banking Company (the "Bank") established an incentive compensation plan known as the "High Street Banking Company Management Stock Option Plan" (the "Plan"). The Plan permits the grant of Nonqualified Stock Options and Incentive Stock Options.

     The Plan was approved by the Bank's shareholders and received approval by all applicable regulatory authorities, and became effective as of June 26, 1997 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

     Effective October 31, 2001 (the "Reorganization Date"), the Bank was reorganized in a share-for-share stock exchange as a wholly-owned subsidiary of High Street Corporation, a North Carolina corporation (the "Company"). In connection with that reorganization, the Company assumed the Plan and all outstanding awards thereunder. This document amends and restates the Plan effective as of the Reorganization Date to change the name of the Plan and make other technical changes consistent with such reorganization.

     1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance that contributes to the Company's growth and success.

     The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely is dependent.

     1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 8 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Option be granted under the Plan after June 1, 2007.

                             ARTICLE 2. DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

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          "BANK" shall have the meaning ascribed to such term in Section 1.1, namely High Street Banking Company, a North Carolina banking corporation.

          "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

          "COMMITTEE" means a committee of the Board comprised of two or more Independent Directors (within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, as amended), none of whom are eligible to participate in the Plan, which the Board authorizes to administer the Plan in accordance with the terms set forth herein.

          "COMPANY" means High Street Corporation, a North Carolina corporation, and any successor as provided in Article 11 herein.

          "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

          "EFFECTIVE DATE" shall have the meaning ascribed to such term in
     Section 1.1 hereof.

          "FAIR MARKET VALUE" of a Share of the Company's Common Stock means such value as determined from time to time by the Committee using any reasonable valuation method in compliance with Code Section 422.

          "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares, granted under Article 6 herein, and which is designated as an Incentive Stock Option which is intended to meet the requirements of Section 422 of the Code.

          "KEY EMPLOYEE" means an employee of the Company, the Bank or any other subsidiary, including an officer of the Company, the Bank or any other subsidiary, in a managerial or other important position who, by virtue of such employee's ability, qualifications or performance, has made or is expected to make important contributions to the Company and its subsidiaries, all as determined by the Committee in its discretion.

          "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted to Key Employees under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

          "OPTION" means an Incentive Stock Option or a Nonqualified Stock
     Option.

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          "OPTION AGREEMENT" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Options granted under this Plan.

          "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

          "PARTICIPANT" means a Key Employee who has outstanding an Option granted under the Plan and, after any permitted transfer of such Option, the transferee of such Option.

          "REORGANIZATION DATE" shall have the meaning ascribed to such term in
     Section 1.1 hereof.

          "SHARES" means the shares of Common Stock of the Company.

                            ARTICLE 3. ADMINISTRATION

     3.1   THE COMMITTEE. The Plan shall be administered by the Committee.

     3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law, or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Key Employees who shall participate in the Plan; determine the amounts and types of Options; determine the terms and conditions of Options in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 8 herein), amend the terms and conditions of any outstanding Option to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

     3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, employees, Participants, and their estates and beneficiaries.


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                      ARTICLE 4. SHARES SUBJECT TO THE PLAN

     4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS. Beginning on the Effective Date, there is hereby reserved for issuance under the Plan a number of Shares equal to One Hundred Twenty Thousand (120,000) (which as of the Reorganization Date is One Hundred Thirty Two Thousand (132,000) Shares as a result of a 10% stock dividend paid on November 20, 2000), subject to adjustment as provided in
Section 4.3. Prior to the Reorganization Date, the Shares reserved hereunder were shares of the Common Stock of the Bank, and from and after the Reorganization Date the Shares reserved hereunder are shares of the Common Stock of the Company.

     4.2 LAPSED OPTIONS. If any Option granted under this Plan is canceled, terminates, expires, or lapses for any reason (other than exercise), any Shares subject to such Option again shall be available for the grant of an Option under the Plan.

     4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section
368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Options granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Option shall always be a whole number.

     If at any time the Company proposes to enter into any transaction that would result in an adjustment provided for in this Section 4.3 (other than a dividend declared upon the Shares payable in Shares or other securities of the Company or a split-up or reverse split of the Shares into a different number of Shares), and the Committee determines that such adjustment would be unduly burdensome on the Company because it would impair the ability of the Company to effect such transaction or would impose undue administrative burdens after the consummation of such transaction due to the nature of the securities or property to be substituted for the Shares subject to Options, the Committee may in its discretion accelerate the expiration date of all outstanding Options to a specified date determined by the Committee provided that (a) notice of the accelerated expiration date is mailed by first class mail with postage prepaid to all holders of Options, at their respective addresses last known to the Company on the date of mailing, at least thirty (30) days prior to the accelerated expiration date, and (b) all Options held by each Participant on the date such notice is mailed, whether or not they had become exercisable prior to such date, may be exercised at any time thereafter and prior to the earlier of
(i) their original expiration date or (ii) the accelerated expiration date.


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                    ARTICLE 5. ELIGIBILITY AND PARTICIPATION

     5.1 ELIGIBILITY. Persons eligible to participate in this Plan are all Key Employees, as determined by the Committee, including Key Employees who are Directors.

     5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Key Employees those to whom Options shall be granted and shall determine the nature and amount of each Option.

                            ARTICLE 6. STOCK OPTIONS

     6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Key Employees in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided, however, that no individual may receive awards under the Plan that in the aggregate cover more than forty percent (40%) of the total number of Shares reserved for issuance under Section 4.1.

     6.2 OPTION AGREEMENT. Each Option grant shall be evidenced by an Option Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine, including without limitation conditions or other provisions related to the performance of the Company or the Participant. The Option Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or an NQSO whose grant is intended not to fall under Code Section 422.

     6.3 OPTION PRICE. The Option Price per Share for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

     6.4 DURATION OF OPTIONS. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

     6.5 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions, including without limitation conditions related to the performance of the Company or the Participant, as the Committee shall in each instance approve and which shall be set forth in the applicable Option Agreement, which need not be the same for each grant or for each Participant.

     6.6 PAYMENT. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full in cash or its equivalent.

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     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

     6.8 TERMINATION OF EMPLOYMENT. Each Participant's Option Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and its subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Option Agreement entered into with Participants, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Option Agreement permits exercise of an Option following the death of the Participant, the Option Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant's will, or if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant's executor or other legal representative.

     6.9   NONTRANSFERABILITY OF OPTIONS.

     (a) INCENTIVE STOCK OPTIONS. No ISO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

     (b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Option Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Option Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

     6.10 NO RIGHTS. A Participant granted an Option shall have no rights as a shareholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the Participant upon the due exercise of the Option.


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                       ARTICLE 7. RIGHTS OF KEY EMPLOYEES

     7.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company and its subsidiaries.

     7.2 PARTICIPATION. No Key Employee shall have the right to be selected to receive an Option under this Plan, or, having been so selected, to be selected to receive a future Option.

               ARTICLE 8. AMENDMENT, MODIFICATION, AND TERMINATION

     8.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no such amendment shall increase the number of shares reserved for issuance under the Plan (subject to adjustment as provided in Section 4.3) unless such increase is approved by the shareholders and, to the extent required by applicable law, applicable regulatory authorities.

     8.2 OPTIONS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the Participant holding such Option.

     8.3 ACCELERATION OF OPTION VESTING; WAIVER OF RESTRICTIONS. Notwithstanding any provision of this Plan or any Option Agreement provision to the contrary, the Committee, in its sole and exclusive discretion, shall have the power at any time to (i) accelerate the vesting of any Option granted under the Plan, including without limitation, acceleration to such a date that would result in said Options becoming immediately vested, or (ii) waive any restrictions of any Option granted under the Plan.

                             ARTICLE 9. WITHHOLDING

     9.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

     9.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or upon any other taxable event arising as a result of Options granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

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                           ARTICLE 10. INDEMNIFICATION

     Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                             ARTICLE 11. SUCCESSORS

     All obligations of the Company under the Plan with respect to Options granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                         ARTICLE 12. LEGAL CONSTRUCTION

     12.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     12.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     12.3 REQUIREMENTS OF LAW. The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     12.4 GOVERNING LAW. To the extent not governed by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of North Carolina.